Exhibit 107
EX-FILING FEES

Calculation of Filing Fee Tables
SC TO-I
(Form Type)
Nuveen Churchill Private Capital Income Fund
(Name of Issuer)
Nuveen Churchill Private Capital Income Fund
(Name of Person(s) Filing Statement)
Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$45,505,915.84 (1)	0.00015310	$6,966.96 (2)
Fees Previously Paid	$—		$—
Total Transaction Valuation	$45,505,915.84
Total Fees Due for Filing			$6,966.96
Total Fees Previously Paid			$—
Total Fee Offsets			$—
Net Fee Due			$6,966.96

(1)The transaction value is calculated as the aggregate maximum purchase price for Class I shares of beneficial interest (the “Class I Shares”), Class S shares of beneficial interest (the “Class D Shares” and together with the Class I Shares and Class S Shares, the “Shares”) of Nuveen Churchill Private Capital Income Fund (the “Fund”), based upon the net asset value per Class I Share, Class S Share, and Class D Share as of March 31, 2025 of $24.64, $24.58, and $24.63, respectively. This amount is based upon the offer to purchase up to 1,846,831 Shares.

(2)Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended.